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                                                                   Exhibit 3.12

                                SUPPORT AGREEMENT

MEMORANDUM OF AGREEMENT made this 8th day of December, 2000.

AMONG:


VIVENDI UNIVERSAL S.A.,
    a corporation existing under the laws of France (hereinafter referred to as "Vivendi"),

                                     - and -

VIVENDI UNIVERSAL HOLDINGS COMPANY,
    an unlimited liability company existing under the laws of Nova Scotia (hereinafter referred to as "Vivendi Universal Holdings"),

                                     - and -

VIVENDI UNIVERSAL EXCHANGECO INC.,
a corporation existing under the laws of Canada
(hereinafter referred to as "Vivendi Universal Exchangeco"),

  WHEREAS in connection with a merger agreement (the "Merger Agreement") made as of June 19, 2000 among Vivendi (by a predecessor corporation), Seagram and the other parties thereto, Vivendi Universal Exchangeco is to issue exchangeable shares (the "Exchangeable Shares") to certain holders of securities of Seagram under the plan of arrangement (the "Arrangement") contemplated by the Merger Agreement;

  AND WHEREAS under the Merger Agreement Vivendi, Vivendi Universal Holdings and Vivendi Universal Exchangeco are required to execute a support agreement substantially in the form of this Agreement;

  NOW THEREFORE in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                    ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

  1.1. Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "Share Provisions") attaching to the Exchangeable Shares attached as Appendix 1 to the Plan of Arrangement as set out in the Articles of Arrangement of Seagram, unless the context requires otherwise.

  1.2. Interpretation Not Affected by Headings. The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this

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Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

  1.3. Number, Gender. Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

  1.4. Date for Any Action. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this Agreement, a "Business Day" means any day on which commercial banks are generally open for business in Toronto, Ontario, New York City, New York and France, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario, New York City, New York or France under applicable laws.

                                    ARTICLE 2

                              COVENANTS OF VIVENDI

  2.1. Covenants Regarding Exchangeable Shares. So long as any Exchangeable Shares not owned by Vivendi or its affiliates are outstanding, Vivendi will:

      (a) not take any action that will result in the declaration or payment of any dividend or other distribution on the Vivendi ADSs unless (i) Vivendi Universal Exchangeco shall simultaneously declare or pay, as the case may be, a dividend or other distribution economically equivalent thereto (as provided for in the Share Provisions) on the Exchangeable Shares and Vivendi Universal Exchangeco shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend or other distribution on the Exchangeable Shares, or (ii) if the dividend or other distribution is a stock dividend or distribution of stock, in lieu of such dividend Vivendi Universal Exchangeco effects a corresponding and contemporaneous and economically equivalent (as determined in accordance with section 2.7(d)) subdivision of the outstanding Exchangeable Shares and Vivendi Universal Exchangeco shall have sufficient authorized but unissued securities available to enable the subdivision;

      (b) advise Vivendi Universal Exchangeco sufficiently in advance of the declaration by Vivendi of any dividend or other distribution on Vivendi ADSs and take all such other actions as are reasonably necessary, in co-operation with Vivendi Universal Exchangeco, to ensure that (i) the respective declaration date, record date and payment date for a dividend or other distribution on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for such dividend or other distribution on the Vivendi ADSs, or (ii) the record date, if any, and effective date for the subdivision referred to in section 2.1(a) shall be the same as the record date and payment date for such dividend or other distribution on the Vivendi ADSs;

      (c) ensure that the record date for any dividend or other distribution declared on the Vivendi ADSs is not less than 10 Business Days after the declaration date of such dividend or other distribution;

      (d) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Vivendi Universal Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Vivendi or its affiliates) upon the liquidation, dissolution or winding-up of Vivendi Universal Exchangeco or any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Vivendi Universal Exchangeco, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Vivendi Universal Exchangeco to cause to be delivered Vivendi ADSs to the holders of Exchangeable Shares in accordance with the provisions of
    Article 5, 6 or 7, as the case may be, of the Share Provisions and cash in respect of declared and unpaid dividends;

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      (e) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Vivendi Universal Holdings, in accordance with applicable law, pay or otherwise to perform its obligations arising upon the exercise of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Vivendi Universal Holdings to deliver or to cause to be delivered Vivendi ADSs to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be, and cash in respect of declared and unpaid dividends; and

      (f) not (and will ensure that Vivendi Universal Holdings or any of its affiliates does not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of Vivendi Universal Exchangeco or any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs nor take any action or omit to take any action (and Vivendi will not permit Vivendi Universal Holdings or any of its affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding up of Vivendi Universal Exchangeco or any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding-up its affairs.

  2.2. Segregation of Funds. Vivendi will cause Vivendi Universal Exchangeco to deposit a sufficient amount of funds in a separate account of Vivendi Universal Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable Vivendi Universal Exchangeco to pay dividends or other distributions when due and to pay or otherwise satisfy its respective obligations under Article 5, 6 or 7 of the Share Provisions, as applicable.

  2.3. Vivendi ADSs. Vivendi hereby represents, warrants and covenants in favour of Vivendi Universal Exchangeco and Vivendi Universal Holdings that Vivendi has issued and/or reserved for issuance free from preemptive and other rights such number of Vivendi ADSs (or securities redeemable into such number of Vivendi
ADSs), or if the Vivendi ADSs are reclassified or changed into other securities as contemplated by section 2.7, it will issue and/or reserve for issuance such number of other securities (or securities convertible into such number of other securities), as is equal to the product of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the Vivendi ADS Adjustment Ratio so as to enable and permit Vivendi Universal Holdings to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, with respect to the transfer and delivery of Vivendi ADSs and to enable and permit Vivendi Universal Exchangeco to meet its respective obligations hereunder, under the Exchange Trust Agreement and under the Share Provisions.

  2.4. Notification of Certain Events. In order to assist Vivendi to comply with its obligations hereunder and to permit Vivendi Universal Holdings to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, Vivendi Universal Exchangeco will notify Vivendi and Vivendi Universal Holdings of each of the following events at the time set forth below:

      (a) in the event of any determination by the Board of Directors of Vivendi Universal Exchangeco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Vivendi Universal Exchangeco or to effect any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs, at least 60 days before the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

      (b) promptly, upon the earlier of receipt by Vivendi Universal Exchangeco of notice of and Vivendi Universal Exchangeco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Vivendi Universal Exchangeco or to effect any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs;

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      (c) immediately, upon receipt by Vivendi Universal Exchangeco of a
    Retraction Request;

      (d) on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

      (e) as soon as practicable upon the issuance by Vivendi Universal Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding Seagram Common Shares under the Arrangement).

  2.5. Delivery of Vivendi ADSs to Vivendi Universal Exchangeco and Vivendi Universal Holdings. In furtherance of its obligations under sections 2.1(d) and
(e), upon notice from Vivendi Universal Exchangeco or Vivendi Universal Holdings of any event that requires Vivendi Universal Exchangeco or Vivendi Universal Holdings to cause to be delivered Vivendi ADSs to any holder of Exchangeable Shares, Vivendi shall forthwith issue and deliver or cause to be delivered to Vivendi Universal Exchangeco or Vivendi Universal Holdings (unless Vivendi Universal Exchangeco or Vivendi Universal Holdings already has sufficient Vivendi ADSs) the requisite number of Vivendi ADSs to be received by and issued to, or to the order of, the former holder of the surrendered Exchangeable Shares, as Vivendi Universal Exchangeco or Vivendi Universal Holdings shall direct. All such Vivendi ADSs shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

  2.6. Qualification of Vivendi ADSs. If any Vivendi ADSs (or other securities into which Vivendi ADSs may be reclassified or changed as contemplated by section 2.7) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any French, Canadian or United States federal, provincial, state, territorial securities or other law or regulation or under the rules and regulations of any securities or other regulatory authority or the fulfillment of any other French, United States or Canadian legal requirement before such securities (or such other securities) may be issued and delivered to the holder of surrendered Exchangeable Shares or in order that such securities (or such other securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" of Vivendi for purposes of Canadian provincial or territorial securities laws or an "affiliate" of Vivendi for purposes of United States federal or state securities law or the equivalent thereof under applicable French laws or stock exchange or regulatory requirements), Vivendi will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such Vivendi ADSs (or such other securities) to be and remain duly registered, qualified or approved under French, United States and/or Canadian laws, as the case may be. Vivendi will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Vivendi ADSs (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Vivendi ADSs (or such other shares or securities) have been listed by Vivendi and remain listed and are quoted or posted for trading at such time.

  2.7. Economic Equivalence. So long as any Exchangeable Shares not owned by Vivendi or its affiliates are outstanding:

      (a) Vivendi will not without prior approval of Vivendi Universal Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions:

      (i) issue or distribute Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi ADSs) to the holders of all or substantially all of the then outstanding Vivendi ADSs by way of stock dividend or other distribution, other than an issue of Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi ADSs) to holders of Vivendi ADSs who exercise an option to receive dividends in Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi ADSs) not issued at a discount and without financial preference to the corresponding cash dividend in lieu of receiving cash dividends;


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      (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Vivendi ADSs entitling them to subscribe for or to purchase Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi ADSs); or

      (iii) issue or distribute to the holders of all or substantially all of the then outstanding Vivendi ADSs (A) securities of Vivendi of any class other than Vivendi ADSs (other than securities convertible into or exchangeable for or carrying rights to acquire Vivendi ADSs), (B) rights, options or warrants other than those referred to in section 2.7(a)(ii), (C) evidences of indebtedness of Vivendi or (D) assets of Vivendi, unless the economic equivalent of such Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi
    ADSs) rights, options, warrants, securities, shares, evidences of indebtedness or other assets is (A) issued or distributed or otherwise provided simultaneously to, or (B) effected pursuant to section 11.3 of the Share Provisions for, holders of the Exchangeable Shares after giving effect to the Share Provisions; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Vivendi in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Merger Agreement.

      (b) Vivendi will not without the prior approval of Vivendi Universal Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions:

      (i) subdivide, redivide or change the then outstanding Vivendi ADSs into a greater number of Vivendi ADSs (except as contemplated in the Merger Agreement); or

      (ii) reduce, combine, consolidate or change the then outstanding Vivendi ADSs into a lesser number of Vivendi ADSs; or

      (iii) reclassify or otherwise change the Vivendi ADSs or effect an amalgamation, merger, reorganization or other transaction affecting Vivendi ADSs,

    unless an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Vivendi in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Merger Agreement.

      (c) Vivendi will ensure that the record date for any event referred to in section 2.7(a) or 2.7(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Vivendi (with contemporaneous notification thereof by Vivendi to Vivendi Universal Exchangeco).

      (d) The Board of Directors of Vivendi Universal Exchangeco shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in section 2.7(a) or 2.7(b) and each such determination shall be conclusive and binding on Vivendi and the holders of Exchangeable Shares. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Vivendi Universal Exchangeco to be relevant, be considered by the Board of Directors of Vivendi Universal Exchangeco:

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      (i) in the case of any stock dividend or other distribution payable in
    Vivendi ADSs, the number of Vivendi ADSs issued as a result of such stock dividend or other distribution in proportion to the number of Vivendi ADSs previously outstanding;

      (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi
    ADSs), the relationship between the exercise price of each such right, option or warrant, the number of such rights, options or warrants to be issued or distributed in respect of each Vivendi ADS and the Current Market Price of a Vivendi ADS;

      (iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Vivendi of any class other than Vivendi ADSs, any rights, options or warrants other than those referred to in section 2.7(d)(ii), any evidences of indebtedness of Vivendi or any assets of Vivendi), the relationship between the fair market value (as determined by the Board of Directors of Vivendi Universal Exchangeco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Vivendi ADS and the Current Market Price of a Vivendi ADS;

      (iv) in the case of any subdivision, redivision or change of the then outstanding Vivendi ADSs into a greater number of Vivendi ADSs or the reduction, combination, consolidation or change of the then outstanding Vivendi ADSs into a lesser number of Vivendi ADSs or any amalgamation, merger, reorganization or other transaction affecting Vivendi ADSs, the effect thereof upon the then outstanding Vivendi ADSs; and

      (v) in all such cases, the general taxation consequences of the relevant event to owners of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to such holders determined as if they had held Vivendi ADSs at the relevant time as a result of differing tax treatment under the laws of Canada, the United States and France (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of owners of Exchangeable Shares);

      (vi) to take into account the then current Vivendi ADS Adjustment Ratio (except in respect of a cash dividend referred to in section 3.1(a) of the Share Provisions or a dividend or other distribution in property other than cash or Vivendi ADSs referred to in section 3.1(c) of the Share Provisions); and

      (vii) the economic effects of changes in the Vivendi ADS Adjustment Ratio on a subsequent stock dividend of Exchangeable Shares paid on Exchangeable Shares.

      (e) Vivendi Universal Exchangeco agrees that, to the extent required, upon due notice from Vivendi, Vivendi Universal Exchangeco will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Vivendi Universal Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Vivendi ADSs and Exchangeable Shares as provided for in this section 2.7.

      (f) Vivendi agrees that its board of directors will not propose to Vivendi's shareholders the liquidation of Vivendi such that an amount may become payable in respect of the Vivendi Voting Rights.

  2.8. Tender Offers. For so long as Exchangeable Shares remain outstanding (not including Exchangeable Shares held by Vivendi and its affiliates):

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      (a) No tender offer, share exchange offer, take-over bid or similar transaction with respect to Vivendi ADSs or Vivendi Shares (an "Offer") will be proposed or recommended by Vivendi or the Board of Directors of Vivendi or otherwise effected with the consent or approval of the Board of Directors of Vivendi unless the holders of Exchangeable Shares (other than Vivendi and its affiliates) participate in such Offer to the same extent and on an economically equivalent basis as the holders of Vivendi ADSs, without discrimination. Without limiting the generality of the foregoing, neither Vivendi nor the Board of Directors of Vivendi will approve or recommend any Offer or take any action in furtherance of an Offer unless the holders of Exchangeable Shares may participate in such Offer without being required to retract Exchangeable Shares as against Vivendi Universal Exchangeco.

      (b) No issuer bid or similar transaction for outstanding Vivendi ADSs or Vivendi Shares shall be proposed or recommended by Vivendi or the Board of Directors of Vivendi or otherwise effected with the consent or the approval of the Board of Directors of Vivendi unless a substantially contemporaneous take-over bid (the "Bid") is made by Vivendi Universal Holdings for an equivalent percentage of the outstanding Exchangeable Shares (other than those held by Vivendi and its affiliates) on the same or economically equivalent terms. Without limiting the generality of the foregoing, neither Vivendi nor the Board of Directors of Vivendi will approve or recommend any Bid or take any action in furtherance of a Bid unless the holders of Exchangeable Shares may participate in such Bid without being required to retract Exchangeable Shares as against Vivendi Universal Exchangeco.

  2.9. Ownership of Outstanding Shares. Vivendi covenants and agrees in favour of Vivendi Universal Exchangeco that, without the prior approval of Vivendi Universal Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions, as long as any outstanding Exchangeable Shares are owned by any Person other than Vivendi or any of its affiliates, Vivendi will be and remain the direct and/or indirect beneficial owner of all issued and outstanding voting shares in the capital of Vivendi Universal Exchangeco and Vivendi Universal Holdings.

  2.10. Vivendi and Affiliates not to Vote Exchangeable Shares. Vivendi covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Vivendi further covenants and agrees that it will not, and will cause its affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time under the Share Provisions or under the provisions of the CBCA (or any successor or other corporate statute by which Vivendi Universal Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

  2.11. Ordinary Market Purchases. For greater certainty, nothing contained in this Agreement, including without limitation the obligations of Vivendi contained in section 2.8, shall limit the ability of Vivendi or its affiliates to make a "Rule 10b-18 Purchase" of Vivendi ADSs or Vivendi Shares under Rule 10b-18 of the United States Securities Exchange Act of 1934, as amended or to make ordinary market purchases of Vivendi ADSs or Vivendi Shares in accordance with applicable laws and regulatory or stock exchange requirements.

  2.12. Stock Exchange Listing. Vivendi covenants and agrees in favour of Vivendi Universal Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any Person other than Vivendi or any of its affiliates, Vivendi will use its reasonable best efforts to maintain a listing for such Exchangeable Shares on a Canadian stock exchange which is a prescribed stock exchange within the meaning of the Income Tax Act (Canada) and to ensure that Vivendi Universal Exchangeco remains a "public corporation" within the meaning of the Income Tax Act (Canada) and maintains a "substantial Canadian presence" within the meaning of the Income Tax Act (Canada) as in effect on the date of this Agreement.

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  2.13. Delivery of Vivendi ADSs and Cash to Seagram. In the event that Vivendi determines pursuant to section 2.2 of the Plan of Arrangement that a Replacement Option or Replacement SAR (each as defined in the Plan of Arrangement) is to be an obligation of Seagram, upon notice from Seagram of any event that requires Seagram to deliver or cause to be delivered Vivendi ADSs or cash to any holder of a Replacement Option or Replacement SAR, Vivendi shall forthwith issue and deliver or cause to be delivered to Seagram (unless Seagram already has sufficient Vivendi ADSs or cash, as applicable) the requisite number of Vivendi ADSs or amount of cash to be received by and issued to, or to the order of, the former holder of the exercised Replacement Option or Replacement SAR, as Seagram shall direct. All such Vivendi ADSs shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. For the purposes of this section 2.13, Vivendi Universal Holdings shall hold the benefit of such provisions for Seagram and shall take all actions necessary to enforce same and the other parties hereto agree not to dispute the right of Vivendi Universal Holdings to so enforce.

                                    ARTICLE 3

                               VIVENDI SUCCESSORS

  3.1. Certain Requirements in Respect of Combination, Etc. Vivendi shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets or Vivendi Shares would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

      (a) such other Person or continuing corporation (the "Vivendi Successor") by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, before or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Vivendi Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Vivendi Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Vivendi under this Agreement;

      (b) in the event that Vivendi ADSs are reclassified or otherwise changed as part of such transaction, the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares; and

      (c) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

  3.2. Vesting of Powers in Successor. Whenever the conditions of section 3.1 have been duly observed and performed, the parties, if required by section 3.1, shall execute and deliver the supplemental agreement provided for in section 3.1(a) and thereupon the Vivendi Successor shall possess and from time to time may exercise each and every right and power of Vivendi under this Agreement in the name of Vivendi or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Vivendi or any officers of Vivendi may be done and performed with like force and effect by the directors or officers of such Vivendi Successor.

  3.3. Wholly-Owned Subsidiaries. Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Vivendi (other than Vivendi Universal Exchangeco or Vivendi Universal Holdings) with or into Vivendi, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Vivendi (other than Vivendi Universal Exchangeco or Vivendi Universal Holdings if all of the assets of such subsidiary are transferred to Vivendi or another wholly-owned direct or indirect subsidiary of Vivendi, or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Vivendi (other than Vivendi Universal Exchangeco or Vivendi Universal Holdings) among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 3.


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                                   ARTICLE 4

                                    GENERAL

  4.1. Term. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than Vivendi and any of its affiliates.

  4.2. Changes in Capital of Vivendi and Vivendi Universal Exchangeco. At all times after the occurrence of any event contemplated under sections 2.7 and 2.8 or otherwise, as a result of which either Vivendi ADSs or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Vivendi ADSs or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing evidencing such necessary amendments and modifications.

  4.3. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

  4.4. Amendments, Modifications. Subject to sections 4.2, 4.3 and 4.5, this Agreement may not be amended or modified except by an agreement in writing executed by Vivendi Universal Exchangeco, Vivendi Universal Holdings and Vivendi and approved by the holders of the Exchangeable Shares in accordance with section 10.2 of the Share Provisions.

      (a) No amendment or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

  4.5. Ministerial Amendments. Notwithstanding the provisions of section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

      (a) adding to the covenants of any or all parties if the Board of Directors of each of Vivendi Universal Exchangeco, Vivendi Universal Holdings and Vivendi shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

      (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Vivendi Universal Exchangeco, Vivendi Universal Holdings and Vivendi, it may be expedient to make, provided that each such Board of Directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

      (c) making such changes or corrections which, on the advice of counsel to Vivendi Universal Exchangeco, Vivendi Universal Holdings and Vivendi, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of Vivendi Universal Exchangeco, Vivendi Universal Holdings and Vivendi shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

  4.6. Meeting to Consider Amendments. Vivendi Universal Exchangeco, at the request of Vivendi, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval under section 4.4. Any such meeting or meetings shall be called and held in accordance with the by-laws of Vivendi Universal Exchangeco, the Share Provisions and all applicable laws.

  4.7. Enurement. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

  4.8. Notices to Parties. All notices and other communications between the parties to this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):


Vivendi Universal S.A.
42, avenue de Friedland
75380  Paris Cedex 08
Attention:  Pierre-Henry Galan
Telecopier No.: 011.331.7171.1047

with a copy (which shall not constitute notice) to:

Bredin Prat
130, rue du Faubourg Saint-Honore
75008 Paris

Attention:
Telecopier No.: 01-43-59-70-01/01-45-63-14-07

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Plaza
New York, NY 10019-7475

Attention: Faiza Saeed, Esq.

Telecopier No.: (212) 474-3700

Blake, Cassels & Graydon LLP
Box 25, Commerce Court West
199 Bay Street
Toronto, Ontario
M5L 1A9

Attention: Mr. Alan Bell

Telecopier No.: (416) 863-2653

  Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

  4.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

  4.10. Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

  4.11. Attornment. Each of the parties hereto agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and Vivendi and Vivendi Universal Holdings hereby appoint Vivendi Universal Exchangeco at its registered office in the Province of Ontario as attorney for service of process.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        VIVENDI

                                        By:
                                             __________________________
                                             Name:
                                             Title:


                                        VIVENDI UNIVERSAL
                                        HOLDINGS COMPANY

                                        By:
                                             __________________________
                                             Name:
                                             Title:


                                        VIVENDI UNIVERSAL
                                        EXCHANGECO INC.

                                        By:
                                             __________________________
                                             Name:
                                             Title: